Exhibit 99.1

Media Contact	Investor Contact
Ed Steadham 203-578-2287	Terry Mangan 203-578- 2318
esteadham@websterbank.com	tmangan@websterbank.com

WEBSTER REPORTS FIRST QUARTER 2008 NET INCOME OF

$24.4 MILLION; EARNINGS PER SHARE OF $.47

ANNOUNCES QUARTERLY CASH DIVIDEND OF $.30 PER SHARE

Net income from continuing operations of $26.5 million or $.51 per diluted share

•	Sold Webster Insurance during the quarter; $2.1 million loss (net of tax) or $.04 loss per share from discontinued operations, primarily deal-related costs

•	Recorded provision for credit losses for continuing portfolio of $15.8 million; credit reserves at 1.21 percent of $12.2 billion continuing loan portfolio; overall credit reserves at 1.51 percent

•	Net interest margin improved to 3.27 percent; core deposits improved to 60.7 percent of total deposits

•	Added 140 Webster-branded ATM locations primarily in the Boston, Springfield, Worcester and Providence markets as part of expansion toward Boston

•	HSA Bank deposits and linked brokerage account balances grew 18 percent to $544 million

•	Definitive agreement to sell Webster Risk Services; deal expected to close in second quarter 2008

•	Earnings optimization initiative underway (“OneWebster”); results to be announced in late second quarter 2008

WATERBURY, Conn., April 22, 2008 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced net income of $24.4 million or $.47 per diluted share for the first quarter of 2008, compared to a net loss of $8.7 million or $.16 per diluted share for the fourth quarter of 2007 and $35.0 million in net income or $.62 in earnings per share for the first quarter of 2007. Results in the first quarter of 2008 include the benefit of $2.3 million ($1.5 million net of tax) or $.03 per share in connection with the Visa initial public offering and a partial release of the Visa related litigation reserve established in the fourth quarter of 2007 and also reflects other charges recorded in the quarter aggregating $.09 per share.

First Quarter 2008 Earnings Per Share Reconciliation (on reported net income):

Reported diluted EPS	$0.47
Adjustments:
Discontinued operations - Webster Insurance	0.04
Visa transaction	(0.03)
Increase in tax expense under FIN 48	0.03
Direct investment write-down	0.01
Securities write-down	0.01

Adjusted diluted EPS	$0.53

Commenting on the quarter, Jim Smith, chairman and chief executive officer, said, “While deteriorating credit conditions have, as expected, affected provisioning and charge-offs in the first quarter, we are pleased with the stability of the net interest margin, quality loan growth and expense control. Given the weakening economy, we expect that credit conditions will remain challenging in future quarters, possibly through year end or potentially longer. We believe that Webster is positioned to manage effectively through this down leg of the economic cycle given our solid capital position, credit reserves and liquidity as well as improving core operating results. We are focused on completing the OneWebster initiative we started earlier this year, which should have a meaningful, positive impact on future operating results.”

Webster announced today that its Board of Directors declared a regular quarterly cash dividend of $.30 per common share. The dividend is payable on May 19, 2008 to shareholders of record on May 5, 2008. This is the 83rd consecutive quarterly dividend since Webster first paid a dividend in 1987.

Webster will provide details on its performance on the first quarter earnings conference call at 9:00 a.m. today EDT (refer to details for the conference call at the end of this release). Additional details are also available on our website at http://www.wbst.com.

The results of the quarter include a loss of $2.1 million or $.04 per share from discontinued operations in connection with the sale of Webster Insurance, which occurred on February 1, 2008. As part of the transaction, Webster retained Webster Risk Services, a third-party workers’ compensation administrator of claims. Webster announced today that it had reached a definitive agreement to sell Webster Risk Services and anticipates closing in the second quarter of 2008.

Webster had several other charges specific to the quarter. The first was a $709,000 write-down in value in a direct investment based on management’s assessment that the decline in market value of the underlying securities will not be recovered in the near term. Webster also recorded a $544,000 charge related to the other-than-temporary impairment of equity securities classified as available for sale. Webster also recognized $1.7 million in tax expense during the quarter for a prior tax position that, in accordance with the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), no longer met the more-likely-than-not recognition threshold.

As previously announced, Webster launched an earnings optimization program (“OneWebster”) in January 2008, assigning senior officers from each line of business and shared services area to teams dedicated to enhance revenues and reduce expenses. Harvest Earnings Group, LLC, whose principals have significant expertise in this area, is assisting with this employee-led program. The effort to improve operating efficiency will be implemented through the end of the year and into 2009. The company anticipates that some job eliminations and other related charges will occur as a result of this initiative.

Revenues

Total revenue, which consists of net interest income plus total noninterest income, totaled $172.7 million in the first quarter compared to total revenue of $170.7 million in the fourth quarter and $175.4 million a year ago.

Net interest income totaled $124.9 million in the first quarter compared to $122.7 million in the fourth quarter and $128.1 million a year ago. The $2.2 million increase from the fourth quarter mostly reflects reduced funding costs while the $3.2 million reduction in net interest income from a year ago reflects a lower net interest margin. The net interest margin was 3.27 percent in the first quarter of 2008 compared to 3.26 percent in the fourth quarter of 2007 and 3.41 percent a year ago. The improvement from the fourth quarter is the result of replacing higher cost certificates of deposit with lower cost borrowings and core deposits, while the 14 basis point reduction from a year ago relates to stock buyback activity undertaken in 2007 coupled with the negative near-term impact of recent Fed Funds rate reductions and higher levels of nonaccrual loans. The spread between the yield on interest-earning assets and the cost of interest-bearing liabilities was 3.20 percent in the first quarter compared to 3.18 percent in the fourth quarter and 3.32 percent a year ago.

Total noninterest income was $47.8 million in the first quarter compared to $48.0 million in the fourth quarter and $47.4 million a year ago. First quarter 2008 results include the impact of several items specific to the quarter including a $1.6 million gain from the Visa IPO; a $709,000 write-down in value in a direct investment based on management’s assessment that the decline in market value of the underlying securities will not be recovered in the near term and a $544,000 other-than-temporary impairment charge related to equity securities classified as available for sale. Deposit service fees totaled $28.4 million compared to $30.6 million in the fourth quarter and $25.4 million a year ago. The 12 percent increase from a year ago partly reflects the implementation of a new consumer fee structure during 2007 while the decline from the fourth quarter is due to seasonal factors. Loan-related fees were $6.9 million compared to $7.3 million in the fourth quarter and $7.9 million a year ago. The decline in the first quarter of 2008 compared with the first quarter of 2007 is primarily due to reduced prepayment fee income, and the decline in the first quarter of 2008 when compared to the fourth quarter of 2007 is the result of reduced servicing-related income. Wealth and investment services revenues totaled $7.0 million compared to $7.5 million in the fourth quarter and $6.9 million a year ago. Income from mortgage banking activities was $0.7 million in the first quarter compared to income of $1.3 million in the fourth quarter and $2.2 million a year ago. The decline from each period reflects the recent decision to exit the national wholesale mortgage business. Other noninterest income was $1.8 million compared to $2.1 million in the fourth quarter and $1.9 million a year ago.

Provision For Credit Losses

The provision for credit losses was $15.8 million compared to $45.25 million in the fourth quarter and $3.0 million a year ago. $40.0 million of provision in the fourth quarter was to increase the allowance for credit losses in conjunction with the company’s decision to place into a liquidating portfolio $424.0 million of loans from discontinued indirect residential construction lending and indirect out of market home equity lending. At March 31, 2008, the liquidating portfolio totaled $395.0 million.

Net loan charge-offs from the continuing portfolios totaled $15.8 million in the first quarter, and net charge-offs of $4.3 million and $3.5 million were recorded respectively against the discontinued indirect national construction loans and indirect, out-of-market home equity loans in the liquidating portfolio.

The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, was $189.8 million or 1.51 percent of total loans at March 31, 2008, compared to 1.58 percent at December 31, 2007 and 1.24 percent at March 31, 2007. Of the total allowance for credit losses as of March 31, 2008, $147.7 million was allocated toward the continuing portfolio, or 1.21 percent of continuing loans. $42.1 million was allocated to the liquidating portfolio, or 10.67 percent of liquidating loans.

Noninterest Expenses

Total noninterest expenses were $116.1 million in the first quarter compared to $120.3 million in the fourth quarter of 2007 and $121.2 million a year ago. The first quarter includes $5.0 million of seasonally higher compensation costs compared to the fourth quarter, primarily related to payroll taxes and benefits. The first quarter of 2008 includes a credit for the partial release of the Visa-related litigation reserve of $650,000 established in the fourth quarter of 2007. The fourth and the first quarter of 2007 included $6.9 million and $4.5 million, respectively, of severance and other costs.

Income Taxes

The effective tax rate applicable to continuing operations for the first quarter was 35.1%. Excluding the effects of the $1.7 million of tax expense specific to the quarter as outlined above, the rate was 31.0%, as compared to 31.6% a year ago. The effective tax rate is subject to volatility from quarter to quarter due to the interim-period recognition provisions of FIN 48.

Balance Sheet Trends

Total assets were $17.2 billion at March 31, 2008 compared to $16.9 billion a year ago. Total loans were $12.6 billion compared to $12.5 billion in the fourth quarter and $12.3 billion a year ago. Commercial real estate and Commercial & Industrial loans grew in the first quarter by $192 million, while consumer and residential mortgage loans declined by $61 million and $6 million, respectively. Given the recent disruption in the capital markets, the company has seen more opportunities to book high quality, low loan to value loans. Securities totaled $2.9 billion compared to $2.4 billion a year ago, offsetting a decline in loans held for sale of $448 million.

Total deposits were $12.1 billion, a decrease of $0.4 billion or 3 percent from a year ago, as brokered certificates of deposits declined $249 million and other certificates of deposit declined $270 million from a year ago. Somewhat offsetting these declines was an increase in core deposits of $104 million. Borrowings totaled $3.2 billion or an increase of $1.0 billion, primarily in repurchase agreements, from a year ago. Short-term borrowings have represented an attractive alternative to certificates of deposits given recent market conditions.

Book value per common share of $32.71 at March 31, 2008 compared to $33.65 a year ago. Tangible book value per share was $18.36 at March 31, 2008 compared to $20.23 a year ago. The ratio of tangible equity to tangible assets was 5.77 percent at March 31, 2008 compared to 6.99 percent a year ago, due to the effect of share buybacks undertaken in 2007 and an increase in unrealized losses on securities classified as available for sale. Webster’s projected

Tier 1 leverage ratio is 7.88 percent at March 31, 2008 compared to 8.34 percent a year ago, and projected total risk based capital ratio is 11.20 percent at March 31, 2008 compared with 12.18 percent a year ago. Given the target levels the company has established for tangible, leverage and total risk based capital, it does not intend to repurchase its stock at least until target levels are achieved.

Asset Quality

Non-performing assets for the continuing portfolios totaled $113.3 million or 0.93 percent of total loans and other real estate owned at March 31, 2008 compared to $91.2 million or 0.76 percent at December 31, 2007. The increase in non-performing assets from continuing portfolios was primarily comprised of $8.3 million in commercial real estate, $3.9 million in residential, $2.6 million in home equity and $4.6 million in other real estate owned. Non-performing loans in the liquidating indirect national construction and indirect out of footprint home equity portfolio totaled $29.8 million and $9.4 million at March 31, 2008, respectively compared to $22.8 million and $7.1 million at December 31, 2007 and $2.6 million and $2.7 million a year ago.

Past due loans for the continuing portfolios totaled $97.5 million at March 31, 2008 compared to $77.0 million at December 31, 2007. The increase in past due loans from these portfolios consisted primarily of $18.6 million in commercial real estate, $8 million of which was related to delayed extensions of credit related to tax credit issues and not payment issues, and these issues are expected to be resolved in the second quarter of 2008. Past due loans for the liquidating portfolio totaled $15.5 million at March 31, 2008, down from $21.9 million at December 31, 2007, primarily from a decline in indirect national construction loans.

The ratio of the allowance for credit losses to non-performing loans for the continuing portfolios was 147 percent at March 31, 2008 compared to 178 percent at December 31, 2007. At March 31, 2008, the $42.1 million allowance for the discontinued indirect portfolios was 108 percent of non-performing loans from the discontinued portfolios compared to 167 percent at December 31, 2007.

***

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.2 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 181 banking offices, 484 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.WebsterOnline.com.

***

Conference Call

A conference call covering Webster’s first quarter earnings announcement will be held today, Tuesday, April 22, at 9:00 a.m. EDT and may be heard through Webster’s investor relations website at www.wbst.com, or in listen-only mode by calling 1-877-407-8289 or 201-689-8341 internationally. The call will be archived on the website and available for future retrieval.

Forward-looking Statements

Statements in this press release regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statement, see “Forward Looking Statements” in Webster’s Annual Report for 2007. Except as required by law, Webster does not undertake to update any such forward looking information.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. A reconciliation of net income and other performance ratios, as adjusted, is included in the accompanying selected financial highlights table.

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We utilize these measures for internal planning and forecasting purposes. We, as well as securities analysts, investors and other interested parties, also use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

WEBSTER FINANCIAL CORPORATION

Selected Financial Highlights (unaudited)

	At or for the Three Months Ended March 31,
(In thousands, except per share data)	2008	2007 (c)
Net income and performance ratios (annualized):
Net income	$24,365	$35,036
Net income per diluted common share	0.47	0.62
Return on average shareholders’ equity	5.62%	7.39%
Return on average tangible equity	9.95	12.31
Return on average assets	0.57	0.83
Income from continuing operations and performance ratios (annualized):
Income from continuing operations	$26,489	$35,080
Net income from continuing operations per diluted common share	0.51	0.62
Return on average shareholders’ equity	6.11%	7.40%
Return on average tangible equity	10.82	12.33
Return on average assets	0.62	0.83
Noninterest income as a percentage of total revenue	27.71	26.99
Efficiency ratio (a)	67.23	69.06
Asset quality:
Allowance for credit losses	$189,808	$152,660
Nonperforming assets	153,984	64,830
Allowance for credit losses / total loans	1.51%	1.24%
Net charge-offs / average loans (annualized)	0.75	0.17
Nonperforming loans / total loans	1.11	0.48
Nonperforming assets / total loans plus OREO	1.22	0.53
Allowance for credit losses / nonperforming loans	135.87	259.23
Other ratios (annualized):
Tangible capital ratio	5.77%	6.99%
Shareholders’ equity / total assets	9.96	11.27
Interest-rate spread	3.20	3.32
Net interest margin	3.27	3.41
Share related:
Book value per common share	$32.71	$33.65
Tangible book value per common share	18.36	20.23
Common stock closing price	27.87	48.01
Dividends declared per common share	0.30	0.27
Common shares issued and outstanding	52,490	56,530
Basic shares (average)	52,001	56,113
Diluted shares (average)	52,297	56,762

Footnotes:

(a)	Noninterest expense as a percentage of net interest income plus noninterest income.

(b)	For purposes of the yield computation, unrealized gains (losses) on securities available for sale are excluded from the average balance.

(c)	Certain previously reported information has been reclassified for the effect of reporting Webster Insurance as discontinued operations.

(d)	NCLC is defined as National Construction Lending Center.

Consolidated Statements of Condition (unaudited)

(In thousands)	March 31, 2008	December 31, 2007	March 31, 2007 (c)
Assets:
Cash and due from depository institutions	$274,321	$306,654	$269,061
Short-term investments	4,042	5,112	6,161
Securities:
Trading, at fair value	1,049	2,340	14,076
Available for sale, at fair value	760,502	639,364	283,992
Held-to-maturity	2,091,918	2,107,227	2,066,763

Total securities	2,853,469	2,748,931	2,364,831
Federal Home Loan Bank and Federal Reserve Bank stock	117,213	110,962	110,962
Loans held for sale	8,223	221,568	456,033
Loans:
Residential mortgages	3,635,314	3,641,602	3,739,221
Commercial	3,571,954	3,516,213	3,444,612
Commercial real estate	2,196,110	2,059,881	1,936,650
Consumer	3,197,591	3,258,247	3,182,765

Total loans	12,600,969	12,475,943	12,303,248
Allowance for loan losses	(180,308)	(188,086)	(145,367)

Loans, net	12,420,661	12,287,857	12,157,881
Accrued interest receivable	77,593	80,432	86,878
Premises and equipment, net	192,928	193,063	191,918
Goodwill and other intangible assets, net	766,467	768,015	775,998
Cash surrender value of life insurance	271,947	269,366	261,852
Assets held for disposition	6,912	51,603	66,388
Prepaid expenses and other assets	249,786	158,397	130,636

Total Assets	$17,243,562	$17,201,960	$16,878,599

Liabilities and Shareholders’ Equity:
Deposits:
Demand deposits	$1,475,258	$1,538,083	$1,505,074
NOW accounts	1,825,963	1,718,757	1,761,178
Money market deposit accounts	1,704,655	1,828,656	1,887,602
Savings accounts	2,361,522	2,259,747	2,109,866
Certificates of deposit	4,564,887	4,772,624	4,834,440
Brokered deposits	211,007	236,291	460,230

Total deposits	12,143,292	12,354,158	12,558,390
Securities sold under agreements to repurchase and other short-term debt	1,642,320	1,238,012	943,802
Federal Home Loan Bank advances	869,079	1,052,228	655,709
Long-term debt	666,891	650,643	623,091
Reserve for unfunded credit commitments	9,500	9,500	7,293
Liabilities held for disposition	806	9,261	7,617
Accrued expenses and other liabilities	185,381	141,949	170,835

Total liabilities	15,517,269	15,455,751	14,966,737
Preferred stock of subsidiary corporation	9,577	9,577	9,577
Shareholders’ equity	1,716,716	1,736,632	1,902,285

Total Liabilities and Shareholders’ Equity	$17,243,562	$17,201,960	$16,878,599

See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2008	2007
Interest income:
Loans	$191,272	$209,164
Securities and short-term investments	39,332	33,280
Loans held for sale	1,400	6,249

Total interest income	232,004	248,693

Interest expense:
Deposits	75,242	87,630
Borrowings	31,906	32,982

Total interest expense	107,148	120,612

Net interest income	124,856	128,081
Provision for credit losses	15,800	3,000

Net interest income after provision for credit losses	109,056	125,081

Noninterest income:
Deposit service fees	28,433	25,354
Loan related fees	6,858	7,940
Wealth and investment services	6,956	6,878
Mortgage banking activities	740	2,229
Increase in cash surrender value of life insurance	2,581	2,534
Gain on sale of securities, net	123	541
Other	1,784	1,878

	47,475	47,354
Visa share redemption	1,625	—
Loss on write-down of investments to fair value	(1,253)	—

Total noninterest income	47,847	47,354

Noninterest expenses:
Compensation and benefits	63,443	61,535
Occupancy	13,682	12,561
Furniture and equipment	15,160	14,558
Intangible amortization	1,548	3,322
Marketing	3,643	4,188
Professional services	4,153	4,511
Other	15,132	15,964

	116,761	116,639
Severance and other costs	(650)	4,522

Total noninterest expenses	116,111	121,161

Income from continuing operations before income taxes	40,792	51,274
Income taxes	14,303	16,194

Income from continuing operations	26,489	35,080
Loss from discontinued operations, net of tax	(2,124)	(44)

Net income	$24,365	$35,036

Diluted shares (average)	52,297	56,762
Net income per common share:
Basic
Income from continuing operations	$0.51	$0.63
Net income	0.47	0.62
Diluted
Income from continuing operations	0.51	0.62
Net income	0.47	0.62

See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
Interest income:
Loans	$191,272	$205,363	$212,847	$210,337	$209,164
Securities and short-term investments	39,332	36,318	34,163	32,563	33,280
Loans held for sale	1,400	3,276	4,616	7,419	6,249

Total interest income	232,004	244,957	251,626	250,319	248,693

Interest expense:
Deposits	75,242	89,510	94,484	89,683	87,630
Borrowings	31,906	32,748	30,083	30,283	32,982

Total interest expense	107,148	122,258	124,567	119,966	120,612

Net interest income	124,856	122,699	127,059	130,353	128,081
Provision for credit losses	15,800	45,250	15,250	4,250	3,000

Net interest income after provision for credit losses	109,056	77,449	111,809	126,103	125,081

Noninterest income:
Deposit service fees	28,433	30,577	29,956	28,758	25,354
Loan related fees	6,858	7,328	7,661	7,901	7,940
Wealth and investment services	6,956	7,507	7,142	7,637	6,878
Mortgage banking activities	740	1,276	1,849	3,962	2,229
Increase in cash surrender value of life insurance	2,581	2,637	2,629	2,586	2,534
Gain on sale of securities, net	123	195	482	503	541
Other	1,784	2,094	1,688	2,025	1,878

	47,475	51,614	51,407	53,372	47,354
VISA share redemption	1,625	—	—	—	—
Loss on write-down of investments to fair value	(1,253)	(3,565)	—	—	—
Gain on Webster Capital Trust I and II securities	—	—	—	2,130	—

Total noninterest income	47,847	48,049	51,407	55,502	47,354

Noninterest expenses:
Compensation and benefits	63,443	59,910	61,171	61,954	61,535
Occupancy	13,682	12,321	11,932	12,564	12,561
Furniture and equipment	15,160	15,353	14,846	15,014	14,558
Intangible amortization	1,548	1,881	2,027	3,144	3,322
Marketing	3,643	1,727	4,123	4,175	4,188
Professional services	4,153	3,721	3,625	3,181	4,511
Other	15,132	18,513	15,377	16,224	15,964

	116,761	113,426	113,101	116,256	116,639
Debt redemption premium	—	—	—	8,940	—
Severance and other costs	(650)	6,898	452	3,736	4,522

Total noninterest expenses	116,111	120,324	113,553	128,932	121,161

Income from continuing operations before income taxes	40,792	5,174	49,663	52,673	51,274
Income taxes	14,303	5	15,088	16,801	16,194

Income from continuing operations	26,489	5,169	34,575	35,872	35,080
(Loss) income from discontinued operations, net of tax	(2,124)	(13,867)	393	(405)	(44)

Net income (loss)	$24,365	$(8,698)	$34,968	$35,467	$35,036

Diluted shares (average)	52,297	52,795	54,259	56,243	56,762
Net income per common share:
Basic
Income from continuing operations	$0.51	$0.10	$0.64	$0.64	$0.63
Net income (loss)	0.47	(0.17)	0.65	0.64	0.62
Diluted
Income from continuing operations	0.51	0.10	0.64	0.64	0.62
Net income (loss)	0.47	(0.16)	0.64	0.63	0.62

See Selected Financial Highlights for footnotes.

Interest-Rate Spread (unaudited)

	Three Months Ended
	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
Interest-rate spread
Yield on interest-earning assets	6.02%	6.42%	6.61%	6.62%	6.61%
Cost of interest-bearing liabilities	2.82	3.24	3.32	3.25	3.29

Interest-rate spread	3.20%	3.18%	3.29%	3.37%	3.32%

Net interest margin	3.27%	3.26%	3.38%	3.47%	3.41%

Consolidated Average Statements of Condition (unaudited)

Three Months Ended March 31,	2008			2007
(Dollars in thousands)	Average balance	Interest	Fully tax- equivalent yield/rate	Average balance	Interest	Fully tax- equivalent yield/rate
Assets:
Interest-earning assets:
Loans	$12,540,115	$191,272	6.08%	$12,445,025	$209,164	6.74%
Securities (b)	2,838,688	41,300	5.75	2,180,998	31,722	5.85
Loans held for sale	96,372	1,400	5.81	394,102	6,249	6.34
Federal Home Loan and Federal Reserve Bank stock	116,197	1,673	5.79	122,193	2,481	8.23
Short-term investments	3,690	37	3.98	117,584	1,585	5.39

Total interest-earning assets	15,595,062	235,682	6.02	15,259,902	251,201	6.61

Noninterest-earning assets	1,538,898			1,602,979

Total assets	$17,133,960			$16,862,881

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,437,553	$—	—%	$1,505,598	$—	—%
Savings, NOW and money market deposit accounts	5,796,671	24,180	1.67	5,567,702	28,762	2.10
Time deposits	4,938,280	51,062	4.15	5,303,759	58,868	4.50

Total deposits	12,172,504	75,242	2.49	12,377,059	87,630	2.87

Securities sold under agreements to repurchase and other short-term debt	1,359,763	11,219	3.26	883,172	9,878	4.47
Federal Home Loan Bank advances	1,039,936	9,879	3.76	918,125	10,909	4.75
Long-term debt	658,789	10,808	6.56	620,451	12,195	7.86

Total borrowings	3,058,488	31,906	4.14	2,421,748	32,982	5.45

Total interest-bearing liabilities	15,230,992	107,148	2.82	14,798,807	120,612	3.29

Noninterest-bearing liabilities	160,546			157,247

Total liabilities	15,391,538			14,956,054
Preferred stock of subsidiary corporation	9,577			9,577
Shareholders’ equity	1,732,845			1,897,250

Total liabilities and shareholders’ equity	$17,133,960			$16,862,881

Tax-equivalent net interest income		128,534			130,589
Less: tax-equivalent adjustment		(3,678)			(2,508)

Net interest income		$124,856			$128,081

Interest-rate spread			3.20%			3.32%

Net interest margin			3.27%			3.41%

See Selected Financial Highlights for footnotes.

Nonperforming Assets (unaudited)

(Dollars in thousands)	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
Nonperforming loans:
Continuing Portfolio:
Commercial:
Commercial	$30,264	$26,804	$25,845	$20,142	$13,679
Equipment financing	5,719	6,473	5,054	2,584	2,405

Total commercial	35,983	33,277	30,899	22,726	16,084
Commercial real estate	21,211	12,896	14,238	12,242	18,524
Residential:
Residential construction to permanent	4,200	2,820	—	—	—
All other	22,042	19,532	14,811	13,288	10,838

Total residential	26,242	22,352	14,811	13,288	10,838
Consumer	17,084	14,455	12,688	8,164	8,114

Nonperforming loans - continuing portfolio	100,520	82,980	72,636	56,420	53,560

Liquidating Portfolio:
NCLC (d)	29,804	22,797	18,486	13,395	2,635
Consumer	9,378	7,126	4,199	2,711	2,694

Nonperforming loans - liquidating portfolio	39,182	29,923	22,685	16,106	5,329

Total nonperforming loans	139,702	112,903	95,321	72,526	58,889

Other real estate owned and repossessed assets:
Commercial	6,590	2,211	5,233	3,950	4,833
Residential	1,820	1,062	985	711	350
Consumer	5,872	4,896	2,635	1,467	758

Total other real estate owned and repossessed assets	14,282	8,169	8,853	6,128	5,941

Total nonperforming assets	$153,984	$121,072	$104,174	$78,654	$64,830

Accruing loans 90 or more days past due	$1,032	$1,891	$1,286	$2,088	$4,636

See Selected Financial Highlights for footnotes.

Past Due Loans (unaudited)

(Dollars in thousands)	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
Past Due 30-89 days:
Continuing Portfolio:
Commercial:
Commercial	$10,229	$13,291	$4,237	$9,999	$20,537
Equipment financing	10,269	5,644	3,057	3,355	3,582

Total commercial	20,498	18,935	7,294	13,354	24,119
Commercial real estate	30,654	12,054	21,017	13,452	6,429
Residential:
Residential construction to permanent	3,339	3,743	1,656	536	—
All other	22,295	19,967	22,501	14,556	10,354

Total residential	25,634	23,710	24,157	15,092	10,354
Consumer	20,721	22,347	17,836	17,005	6,801

Past Due 30-89 days - continuing portfolio	97,507	77,046	70,304	58,903	47,703

Liquidating Portfolio:
NCLC (d)	4,983	13,143	10,209	9,037	1,835
Consumer	10,473	8,793	7,815	5,379	2,815

Past Due 30-89 days - liquidating portfolio	15,456	21,936	18,024	14,416	4,650

Past Due 90 days or more:
Commercial	596	1,141	1,031	1,188	1,361
Commercial real estate	436	750	255	900	3,275

Total	$113,995	$100,873	$89,614	$75,407	$56,989

See Selected Financial Highlights for footnotes.

Allowance for Credit Losses (unaudited)

	For the Three Months Ended
(Dollars in thousands)	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007
Beginning balance	$197,586	$164,011	$152,750	$152,660	$154,994
Provision	15,800	45,250	15,250	4,250	3,000
Charge-offs continuing portfolio:
Commercial	11,439	2,485	1,992	2,034	2,293
Residential	1,480	71	364	286	442
Consumer	3,697	1,833	1,613	1,892	1,136

Charge-offs continuing portfolio:	16,616	4,389	3,969	4,212	3,871
Recoveries	(827)	(1,611)	(1,018)	(1,336)	(1,533)

Net loan charge-offs	15,789	2,778	2,951	2,876	2,338

Charge-offs liquidating portfolio:
NCLC (d)	4,341	7,051	69	—	2,139
Consumer	3,448	1,846	969	1,284	857

Charge-offs liquidating portfolio:	7,789	8,897	1,038	1,284	2,996

Total net charge-offs	23,578	11,675	3,989	4,160	5,334

Ending balance	$189,808	$197,586	$164,011	$152,750	$152,660

Components:
Allowance for loan losses	$180,308	$188,086	$154,532	$144,974	$145,367
Reserve for unfunded credit commitments	9,500	9,500	9,479	7,776	7,293

Allowance for credit losses	$189,808	$197,586	$164,011	$152,750	$152,660

Asset Quality Ratios:
Allowance for loan losses / total loans	1.43%	1.51%	1.24%	1.17%	1.18%
Allowance for credit losses / total loans	1.51	1.58	1.32	1.23	1.24
Net charge-offs / average loans (annualized)	0.75	0.38	0.13	0.14	0.17
Nonperforming loans / total loans	1.11	0.90	0.77	0.58	0.48
Nonperforming assets / total loans plus OREO	1.22	0.97	0.84	0.63	0.53
Allowance for credit losses / nonperforming loans	135.87	175.01	172.06	210.61	259.23
Continuing Portfolio
Allowance for loan losses / total loans	1.13%	1.15%	n/a	n/a	n/a
Allowance for credit losses / total loans	1.21	1.23	n/a	n/a	n/a
Net charge-offs / average loans (annualized)	0.52	0.09	n/a	n/a	n/a
Nonperforming loans / total loans	0.82	0.69	n/a	n/a	n/a
Nonperforming assets / total loans plus OREO	0.93	0.76	n/a	n/a	n/a
Allowance for credit losses / nonperforming loans	146.92	177.98	n/a	n/a	n/a
Liquidating Portfolio
NCLC
Allowance for loan losses / total loans	18.77%	20.65%	n/a	n/a	n/a
Net charge-offs / average loans (annualized)	25.78	25.43	n/a	n/a	n/a
Nonperforming loans / total loans	43.49	27.37	n/a	n/a	n/a
Allowance for loan losses / nonperforming loans	43.15	75.45	n/a	n/a	n/a
Consumer
Allowance for loan losses / total loans	8.96%	9.60%	n/a	n/a	n/a
Net charge-offs / average loans (annualized)	4.20	2.17	n/a	n/a	n/a
Nonperforming loans / total loans	2.87	2.09	n/a	n/a	n/a
Allowance for loan losses / nonperforming loans	312.09	458.88	n/a	n/a	n/a

See Selected Financial Highlights for footnotes.